Exhibit 99.1
PRESS ANNOUNCEMENT
CONTACT:
Investor Relations:
Tom Barth
+1 (781) 280-4135
tobarth@progress.com
Press Relations:
John Stewart
+1 (781) 280-4101
progress@lewispr.com
Progress Software Expands Board of Directors and Appoints Philip M. Pead, Former
Eclipsys Corporation President and Chief Executive Officer
BEDFORD, MA, July 13, 2011 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive today announced the appointment of Philip M. Pead to the company’s Board of Directors effective immediately. Mr. Pead’s appointment expands the Progress Software Board of Directors to seven members.
“As someone who has helped build shareholder value throughout his career, Phil has a wealth of experience and attributes that will enable him to make an immediate impact as part of the Progress Board,” said Richard D. Reidy, President and Chief Executive Officer.
Mr. Pead, age 58, is currently the Chairman of the Board of Directors of Allscripts Health Solutions (NASDAQ: MDRX), a leading health care information technology company with more than 5,500 employees and revenues of approximately $1.2 billion. Mr. Pead was formerly the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals. Eclipsys was merged with Allscripts in August of 2010.
Mr. Pead has over twenty-five years experience in the software industry, working in executive roles in several publicly and privately held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation.
In addition to Progress Software and Allscripts Health Solutions, Mr. Pead currently serves on the board of directors of publicly-traded Emdeon Inc. (NYSE: EM).

“Progress Software is well-positioned as an industry leader with its RPM offerings. This, along with a strong financial position, large customer base and strong leadership team, make the company a significant competitor,” Pead said. “I look forward to working with Progress Software and contributing to its ongoing success and growth.”
Mr. Pead received a Bachelor of Science degree in Economics from the University of London and a Business Administration diploma from Harrow College of Technology.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
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